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                                  EXHIBIT 99.1
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CONTACT:
Dru Milby
Chief Financial Officer
502-261-4942


                 PAPA JOHN'S ANNOUNCES NOVEMBER COMPARABLE SALES
                  AND REVISED EARNINGS ESTIMATES AND RESTAURANT
                    OPENINGS FOR 4Q, FULL-YEAR 2000 AND 2001

Louisville, KY (December 12, 2000) - Papa John's International, Inc. (Nasdaq:
PZZA) today announced that systemwide comparable sales for the four weeks ended November 19, 2000 increased 1.9%, comprised of a 4.0% increase at company-owned restaurants and a 1.2% increase at franchised restaurants.

The Company also announced a downward revision to its projected earnings per share for the fourth quarter ending December 31, 2000, from $0.69-$0.70 to $0.47-$0.51, before a special one-time charge described below. Full-year 2000 earnings per share are now expected to be in the range of $1.90 to $1.93, before the special charge and previously announced advertising litigation related costs, as compared to the Company's previous estimate of $2.12. The Company expects 115 to 125 new restaurant openings for the fourth quarter (versus its previous target of 130 openings), for a total of 365 to 375 new restaurant openings for full-year 2000.

The Company cited several factors contributing to its downward revisions for the quarter: (1) among its franchisees, lower than expected comparable sales, fewer and later than expected restaurant openings and a higher than expected number of restaurant closings, which combined to negatively impact franchise fees, royalties and commissary and equipment earnings for the quarter; and (2) at its company-owned restaurants, lower operating margins resulting principally from higher than expected labor and energy related costs. In addition, the previously planned disposition of certain company-owned restaurants at a gain may not occur during the fourth quarter, and the cost of restaurant relocations during the quarter may exceed amounts previously expected.

The Company is continuing to evaluate the impact of these trends, and additional investment initiatives in its people and franchise system, on 2001 growth and earnings estimates. However, the Company currently expects that both restaurant openings and EPS for 2001 will decline by up to 20% from previously announced 2001 estimates of 340 to 360 new company and franchised restaurants and EPS of $2.40 to $2.50. The Company will provide additional information regarding 2001 expectations when

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available, currently expected to be at the time of the Company's fourth quarter earnings release planned for February 27, 2001.

The Company also announced that it will take a predominantly non-cash special charge of $10 to $14 million during the fourth quarter ending December 31, 2000. The charge will include certain items under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," related to: the impairment of a select number of underperforming restaurants, some of which may be closed or sold; the planned closure of 20 field operations offices; and the write-down of certain surplus or obsolete assets, including certain technology assets. The special charge also includes the write-down of a note receivable to its current estimated realizable value.

At December 11, 2000, there were 2,548 Papa John's restaurants (634 company-owned and 1,914 franchised) operating in 49 states and ten international markets. Papa John's also owns or franchises 205 Perfect Pizza restaurants (7 company-owned and 198 franchised) in the United Kingdom. For more information about the Company, visit Papa John's at HTTP://WWW.PAPAJOHNS.COM.

This information contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the uncertainties associated with litigation, including additional unforeseen costs, expenses or damages which may be incurred with respect to the pending litigation with Pizza Hut, Inc.; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the countries in which the company or its franchisees operate; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.